Exhibit 99.1

TITAN AND THE NEVADA CENTER FOR BEHAVIORAL HEALTH COLLABORATE TO EVALUATE PROBUPHINE® TREAMENT OF OUD PATIENTS WITHIN THE STATE OF NEVADA CRIMINAL JUSTICE SYSTEM

SOUTH SAN FRANCISCO, CA – September 4, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, today announced the initation of a pilot program in collaboration with the Nevada Center for Behavioral Health (NCBH) to evaluate a medication-assisted treatment (MAT) program utilizing Probuphine (buprenorphine) implant for Opioid Use Disorder (OUD) patients within the State of Nevada criminal justice system.

The pilot program was initiated with Titan’s training and certification of seven Health Care Providers within the Nevada criminal justice system on the Probuphine Risk Evaluation and Mitigation Strategy (REMS) program.

“There is increasing recognition that the rate of recidivism among inmates with OUD is very high, as is the incidence of overdose and death for recently released inmates who have ‘detoxed’ without the benefit of MAT while incarcerated,” said Titan’s Chief Scientific Officer, Dr. Kate DeVarney. “In addition to this project, our plan is to establish similar pilots with other select criminal justice programs, with the goal of generating meaningful data that potentially supports the use of Probuphine in this population.”

This pilot program is being supported through an Opioid State Targeted Response (STR) Integrated Opioid Treatment and Recovery Centers (IOTRC) grant awarded to the Center for Behavioral Health in May 2018. Nevada’s STR is funded by a federal grant accepted by the State of Nevada as part of the 21st Century Cures Act, which was passed by the U.S. Congress in 2016.

“For many people with OUD, the most effective treatment is the combination of counseling and MAT with medications such as buprenorphine,” commented Dr. Stephanie Woodard, Senior Advisor on Behavioral Health for the State of Nevada Department of Health and Human Services, Division of Public and Behavioral Health Bureau of Behavioral Health, Prevention, and Wellness. “To-date, that treatment regimen has not been made widely available to patients within the State of Nevada criminal justice system. We look forward to seeing the results of this pilot MAT program for OUD patients, both inside and, ultimately, outside of Nevada’s prison and jail systems.”

About OUD Within the Criminal Justice System

It is estimated that of the 2.3 million people currently confined in U.S. correctional facilities, approximately 25% suffer from OUD. Currently, less than 1% of U.S. prisons and jails allow access to medication for OUD due largely to the risk of misuse and diversion of sublingual formulations. However, new research published by JAMA Psychiatry has demonstrated benefits of buprenorphine during incarceration and upon release. In Rhode Island, a recent study found that opioid overdose deaths dropped by nearly 2/3 when MAT was provided to all state inmates. A few criminal justice programs have begun to utilize medications in order to address jail overcrowding and recidivism related to OUD.

About Probuphine

Probuphine is the only subdermal implant designed to deliver buprenorphine continuously for six months following a single treatment.

Probuphine was developed using ProNeura™, the continuous drug delivery system developed by Titan that consists of a small, solid implant made from a mixture of ethylene-vinyl acetate and a drug substance. The resulting construct is a solid matrix that is placed subdermally, normally in the upper arm in an outpatient office procedure and removed in a similar manner at the end of the treatment period. The U.S. Food and Drug Administration (FDA) approved Probuphine in May 2016, and it is the first and only buprenorphine implant available for the maintenance treatment of opioid addiction.

Please see Full Prescribing Information, including BOXED WARNING.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of select chronic diseases. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Approved by the FDA in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Sunil Bhonsle,

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com